Exhibit 10.1

July 11, 2008

Mr. Michael J. Cayer

191 Newport Street

Arlington, MA 02476

Dear Michael:

It is a distinct pleasure to offer you the position of Vice President, General Counsel and Secretary with Soapstone Networks, Inc. (the “Company”). In this capacity you will report to William Stuart, Senior Vice President of Finance and Administration and CFO. Your starting bi-weekly base salary will be $8,653.85, which annualized is $225,000.10. In addition, you will be eligible to participate in the Company’s Executive Incentive Plan (“EIP”) at a target of 35% of your annual base pay. The EIP is based on six-month targets.

In this role, you will be considered an “executive officer” of the Company as that term is used in rules and regulations proscribed by the Securities and Exchange Commission (the “SEC”). Consequently, you will be responsible for compliance with all SEC rules and regulations applicable to executive officers.

At all times during the term of your employment, the Company shall maintain director and officer liability insurance in such amounts and under such terms as approved by the Company’s board of directors. The Company also acknowledges that in your role as General Counsel, you are deemed an officer of the Company and, accordingly, are entitled to indemnification for your actions undertaken in the scope of your employment with the Company in accordance with, and subject to, the Company’s Certificate of Incorporation.

You will also be granted an option to purchase 60,000 shares of Soapstone Networks, Inc. Common Stock with an exercise price per share equal to the fair market value of the Soapstone Common stock on the date of grant. The stock will vest over four years at 25% per year. After your first anniversary, the remaining shares vest on a per month basis of 2.0833%. All stock grants are subject to the terms and conditions of the Corporation’s Stock Option and Incentive Plan and subject to approval by the Board of Directors.

You will be covered for twelve (12) months of severance pay and benefits and receive accelerated vesting of stock options in the event of a change of control of the Company, all as under the terms of the attached severance agreement.

The Company strives to offer a competitive employee benefit program. Your participation in this program will be subject to the standard eligibility requirements for all Soapstone employees. Soapstone’s benefits are described in the enclosed document titled “Employee Benefits Programs 2008”. The Company offers three medical insurance plans to choose from, Blue Cross/Blue Shield of New England-HMO, Blue Cross and Blue Shield HMO Enhanced Value and Blue Cross/Blue Shield-PPO. Other benefits include Delta Dental plan with orthodontia coverage, a Fidelity 401(k) Savings and Retirement Plan with a company match, pre-tax medical and dependent care programs, VSP vision plan, life insurance, supplemental life insurance, short and long-term disability benefits, an Employee Stock Purchase Plan, a legal assistance program, and other optional programs. Soapstone also offers vacation (accrued up to 15 days) and holidays (10 days plus 1 floater). Please note that the Company reserves the right to change, modify or discontinue any of its current benefits plans, providers and policies in the future.

Please plan on arriving promptly at 9:00 a.m. at the Concord Road facility on your first day of employment for Benefits Orientation with a member of the Human Resources group. Bill will be available following orientation to assist you with your initial introduction and assimilation to Soapstone.

In accordance with federal law, you will be asked to provide documentation proving your eligibility to work in the United States. Please bring proper documentation on your first day of work. This can be a U.S. Passport or a driver’s license and a U. S. birth certificate or U. S. Social Security card. Please refer to I-9 Form enclosed for all other types of acceptable documentation.

Please confirm your acceptance of this employment offer by signing one copy of this letter, which will indicate your acceptance of our offer as well as your anticipated start date and return it to me. If you wish to fax a copy to me, please send directly to my office at 978-715-2397.

Please understand that this offer does not constitute a contract of employment for any particular period or a guarantee of continued employment. Our relationship is one of voluntary employment, “at will”. While we hope our relationship will be mutually beneficial, it should be recognized that you will retain your right to terminate your employment at any time for any reason and that the Company will retain the same right. During your first six months of employment, you will be in a probationary period with the Company. In accepting this offer, you represent that you have not relied upon any agreements or representations, written or oral, express or implied, with respect to your employment that are not expressly set forth in this letter.

Employment with Soapstone Networks is subject to your signing the Invention, Non-disclosure and Non-Compete Agreement. Note that this Agreement is enclosed for your review prior to accepting this offer.

This offer expires as of the close of business on Monday, July 14, 2008. This offer supercedes all prior offers, both verbal and written.

Mike, we are very pleased by the prospect of your joining the Soapstone team and we are sure that you will play an important role in the future success of the Company.

Sincerely,

Diane Brown

Director, Human Resources

I have carefully reviewed this offer of employment and agree that it sets forth the entire understanding between the Company and me. I also understand that my employment at the Company is “at-will” which means that either the Company or I can terminate the employment relationship at any time, either with or without cause or notice.

Accepted by:	/s/ Michael J. Cayer	Date: 7/14/08

Start Date:	7/14/08

Enclosures:	2008 Benefits Summary for Full-Time Employees
Invention, Non-disclosure and Non-Compete Agreement
I-9 Form
BC/BS HMO and PPO Plan Descriptions
Delta Dental Plan Description
2008 Global Stock Plan
2000 ESPP Plan